MediaOne Group, Inc.
Consolidated Operations Highlights - As Reported
(UNAUDITED)
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

                                                  Three Months Ended
                                                       March 31,
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

Dollars in millions                                2000      1999
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REVENUES                                           $   706   $   665

Cost of sales                                          296       269
Selling, general and admin.                            171       185
                                                   --------  --------
OPERATING CASH FLOW (1)                                239       211
Depreciation & amortization                           (379)     (250)
Interest expense, minority
 guarantee, other                                     (196)     (145)
Equity gains (losses) in
 unconsolidated ventures                               (71)     (115)
Gains on sales of investments (2)                    2,184       194
Merger related costs                                   (19)      (15)
Other income (expense)                                 155       (28)
Income tax benefit (expense)                          (755)       37
                                                    --------  --------
NET INCOME (LOSS)                                    1,158      (111)

Preferred dividends and accretion                       (1)      (14)
                                                    --------  --------
EARNINGS (LOSS) AVAILABLE
 FOR COMMON STOCK                                  $ 1,157   $  (125)
                                                    ========  ========
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(1) Operating cash flow represents earnings before interest, taxes, depreciation and amortization.
(2) Includes gains of $1,993 and $124 on the sale of various international investments for the three months ended
    March 31, 2000 and 1999, respectively.
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